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                                                                      EXHIBIT 1


                                    AGREEMENT


       Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of InFocus Corporation and that this statement is filed on behalf of each of them.

       This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

       EXECUTED this 10th day of January, 2002.



HIGH ROCK CAPITAL LLC

By: High Rock Capital LLC


By: /s/ David L. Diamond
    ---------------------------------
    David L. Diamond,
    President



HIGH ROCK ASSET MANAGEMENT LLC

By: High Rock Asset Management LLC


By: /s/ David L. Diamond
    ---------------------------------
    David L. Diamond,
    President